Exhibit 99.1

Tucana Lithium Obtains the NI 43-101 Technical Report for the Exploration Program in 2011 Summer on the Abigail Property

LAS VEGAS, Nov. 10, 2011 (GLOBE NEWSWIRE) -- Tucana Lithium Corp. (the "Company") (OTCQB:TUCA.PK) is pleased to announce the Company has received the NI 43-101 Technical Report (the "Report") for the exploration program in the summer of 2011 on the Abigail Property. The Report was prepared by Donald Theberge, Eng., M.B.A at the request of the Company and contains the results on the reconnaissance geology program conducted by Nemaska Exploration Inc. on behalf of the Company.

The geological reconnaissance program conducted by Nemaska Exploration Inc. in the summer of 2011 involved a recording of more than 2,000 GPS points with 39 samples being taken and analyzed. On the north part of the property the samples revealed two pegmatites with anomalous values. The first, numbered 18070, is from a pegmatite visually containing 1% Mo, which returned 292 ppm Mo and 466 ppm Rb. The second, numbered 18005, is from a pink pegmatite and returned 151.5 ppm Nb, 24 ppm Sm and 147.5 ppm Ta. According to the Report, these are anomalous results that should be more thoroughly investigated. At this early stage, the Abigail property covers highly prospective ground and has good potential for rare earths in pegmatites and for sulphide deposits in volcanics but mineralized zones have yet to be discovered on the property.

The magnetic and gradiometric airborne survey released by the Quebec Ministry of Natural Resources in September 2011 was to find magnetic anomalies for kimberlite targets and it outlined the main magnetic features of the property. Several kimberlite targets were discovered in the immediate vicinity of the Abigail property, from one to three kilometres to the north/west of the property.

On November 9, 2011, the Company entered into a letter of intent to secure the purchase of these kimberlite targets. As of this press release, the Company has not entered into a definitive purchase agreement for these kimberlite targets, and the Company expects to enter into one in the near future.

The Company observed at least three families of magnetic lineaments from the airborne survey. The first is oriented at about 070°, and outlines the north boundary of the Lac des Montagnes volcanic belt. The second is oriented at approximately 040° and is located in the paragneiss. The third is oriented NW/SE and has been mapped in the field as a regional diabase dyke. The most interesting magnetic feature is the magnetic lineament located on the south part of the property, which seems to outline the north boundary of the volcanic belt. The Report states that this horizon can be fertile mainly for sulphide-type mineralization and is associated with a magnetic lineament.

The Company believes the Report facilitates further development of the Abigail property and will utilize such report to plan and coordinate the next phase of the Company's exploration program.  The NI 43-101 can be viewed in the Company’s 8K filing.

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many uncertain factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) the developments of competition and the industry; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

CONTACT: Tucana Lithium Corp.
                     Jordan Starkman, CEO
                     www.tucanalithium.com
                     1-800-854-7970